                                   EXHIBIT 11



                              FRONTIER CORPORATION
            CONSOLIDATED COMPUTATION OF NET INCOME PER AVERAGE SHARE
                    OF COMMON STOCK ON A FULLY DILUTED BASIS



In thousands, except per share data                           Years Ended December 31,
                                                  ------------------------------------------------
                                                    1996      1995      1994      1993      1992
                                                  --------  --------  --------  --------  --------

Income applicable to common stock                 $208,744  $ 20,892  $178,870  $119,514  $101,511

  Add:  Interest on convertible debentures (1)         554         -       554       553       561
                                                  ------------------------------------------------
                                                  $209,298  $ 20,892  $179,424  $120,067  $102,072
                                                  ------------------------------------------------
  Less:  Increase in related federal
            income taxes (1)                           194         -       194       194       191
                                                  ------------------------------------------------

Adjusted income applicable to common
  stock                                           $209,104  $ 20,892  $179,230  $119,873  $101,881
                                                  ------------------------------------------------


Average common shares outstanding
  (excluding common stock equivalents)             162,577   152,077   148,170   134,093   112,519
Adjustments for:
  Convertible debentures (1)                           503         -       502       502       528
  Stock Options                                      1,488     9,592    12,183    19,137    23,661
                                                  ------------------------------------------------

Adjusted common shares assuming
  conversion of outstanding convertible
  debentures and stock options at the
  beginning of each period.                        164,568   161,669   160,855   153,732   136,708
                                                  ------------------------------------------------

Net income per average share of
 common stock on a fully diluted basis               $1.27      $.13     $1.12      $.78      $.74

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(1)  Convertible debentures are anti-dilutive in 1995.